Exhibit 14(a)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement (Investment Company Act File No. 811-5723) of Merrill Lynch Developing Capital Markets Fund, Inc. of Form N-14 of our report dated February 13, 2004 for Merrill Lynch Dragon Fund, Inc. (the “Fund”) appearing in the December 31, 2003 Annual Report of the Fund, in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the references to us under the captions “COMPARISON OF THE FUNDS — Financial Highlights” and “EXPERTS” appearing in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche, LLP

Princeton, New Jersey April 16, 2004